================================================================================


                          PURCHASE AND SALE AGREEMENT




                           DATED AS OF AUGUST 4, 1999



                                  BY AND AMONG



                            BOSTONFED BANCORP, INC.

                           DIVERSIFIED VENTURES, INC.

                        ELLSMERE INSURANCE AGENCY, INC.

                                      AND

                                GENE J. DEFEUDIS


================================================================================

                               TABLE OF CONTENTS

Introductory Statement. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . ..   1
----------------------

ARTICLE I - Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..   1
            -----------------
         Section 1.1.     Purchase of Shares from Seller  . . . . . . . . . . . . . . . . . . . . . . . . .   1
                          ------------------------------
         Section 1.2.     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                          --------------
         Section 1.3.     Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                          -------------------------
         Section 1.4.     Payment at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          ------------------
         Section 1.5.     Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          ---------------------

ARTICLE II - Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .   3
             ------------------------------
         Section 2.1.     Disclosure Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          ------------------
         Section 2.2.     Representations and Warranties of Seller Concerning the Transaction . . . . . . .   3
                          -------------------------------------------------------------------
         Section 2.3.     Representations and Warranties of Diversified and the Seller
                          ------------------------------------------------------------
                          Concerning Diversified. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .  4
                          ----------------------
         Section 2.4.     Representations and Warranties of Ellsmere and the Seller
                          ---------------------------------------------------------
                          Concerning Ellsmere. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .  14
                          -------------------
         Section 2.5.     Representations and Warranties of BostonFed . . . . . . . . . . . . . . . . . . .  21
                          -------------------------------------------

ARTICLE III - Conduct Pending the Closing. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . .  22
              ---------------------------
         Section 3.1.     Conduct of Diversified's Business Prior to the Effective Time . . . . . . . . . .  22
                          -------------------------------------------------------------
         Section 3.2.     Conduct of Ellsmere's Business Prior to the Effective Time  . . . . . . . . . . .  22
                          ----------------------------------------------------------
         Section 3.3.     Forbearance by Diversified  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          --------------------------
         Section 3.4.     Forbearance by Ellsmere . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          -----------------------

ARTICLE IV - Covenants. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . ..  26
             ---------
         Section 4.1.     Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ---------------------
         Section 4.2.     Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                          ----------------------
         Section 4.3.     Supplements to Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . .  27
                          --------------------------------
         Section 4.4.     Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          -----------------------
         Section 4.5.     Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          ---------------------
         Section 4.6.     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          ---------
         Section 4.7.     Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          -------------------------------
         Section 4.8.     Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          ------------------
         Section 4.9.     Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          --------------------
         Section 4.10.    Certain Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          -------------------
         Section 4.11.    Professional Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          -----------------
         Section 4.12.    Sale of Condominium and Automobile  . . . . . . . . . . . . . . . . . . . . . . .  30
                          ----------------------------------

ARTICLE V - Conditions to Consummation. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . ..  31
            --------------------------
         Section 5.1.     Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . .  31
                          --------------------------------------
         Section 5.2.     Conditions to the Obligations of BostonFed  . . . . . . . . . . . . . . . . . . .  31
                          ------------------------------------------
         Section 5.3.     Conditions to the Obligations of Seller . . . . . . . . . . . . . . . . . . . . .  33
                          ---------------------------------------

ARTICLE VI - Termination. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . ..  34
             -----------
         Section 6.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          -----------
         Section 6.2.     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          ---------------------

ARTICLE VII - Closing Matters. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . .  35
              ---------------
         Section 7.1.     The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          -----------

ARTICLE VIII - Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . ..  36
               ---------------
         Section 8.1.     Indemnification by the Seller . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          -----------------------------
         Section 8.2      Indemnification With Respect to Certain Lawsuits  . . . . . . . . . . . . . . . .  37
                          ------------------------------------------------
         Section 8.3.     Notice; Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          -------------------------
         Section 8.4.     Other Indemnification Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                          -----------------------------

ARTICLE IX - Certain Other Matters. . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . ..  38
             ---------------------
         Section 9.1.     Certain Definitions; Interpretation . . . . . . . . . . . . . . . . . . . . . . .  38
                          -----------------------------------
         Section 9.2.     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          --------
         Section 9.3.     Waiver; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          -----------------
         Section 9.4.     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          ------------
         Section 9.5.     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          -------------
         Section 9.6.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          --------
         Section 9.7.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                          -------
         Section 9.8.     Entire Agreement; etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                          ----------------------
         Section 9.9.     Successors and Assigns; Assignment  . . . . . . . . . . . . . . . . . . . . . . .  41
                          ----------------------------------

                          PURCHASE AND SALE AGREEMENT


                 This is a PURCHASE AND SALE AGREEMENT, dated as of the 4th day of August, 1999 ("AGREEMENT"), by and among BostonFed Bancorp, Inc., a Delaware corporation ("BOSTONFED"), Diversified Ventures, Inc., d/b/a Forward Financial Company ("DIVERSIFIED"), a Massachusetts corporation, Ellsmere Insurance Agency, Inc., a Massachusetts insurance company ("ELLSMERE") and Gene J. DeFeudis ("SELLER").

                             INTRODUCTORY STATEMENT

                 Seller owns in the aggregate all of the issued and outstanding capital stock of Diversified and Ellsmere.

                 The Board of Directors of BostonFed has determined that this Agreement and the transactions contemplated hereby are in the best interests of BostonFed and in the best long-term interests of its stockholders, has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its business strategies and has approved, at a meeting of such Board of Directors or its designated committee, this Agreement.

                 BostonFed desires to purchase and Seller desire to sell all of the outstanding capital stock of Diversified and Ellsmere on the terms and conditions set forth herein.

                 BostonFed, Diversified, Ellsmere and the Seller desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and to prescribe various conditions to such transactions.

                 In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

                 Section 1.1. Purchase of Shares from Seller. On the terms and subject to the conditions set forth in this Agreement, at the Closing, as hereinafter defined, Seller shall sell, transfer, convey, assign and deliver to BostonFed or affiliates of BostonFed designated by BostonFed, free and clear of all Share Encumbrances, as hereinafter defined, and BostonFed or such affiliates shall purchase, acquire and accept from Seller, all outstanding shares of capital stock, no par value per share, of Diversified ("DIVERSIFIED CAPITAL STOCK") and all outstanding shares of capital stock, no par value per share of Ellsmere ("ELLSMERE CAPITAL STOCK") (collectively, "CAPITAL STOCK") and all rights existing with respect thereto. At the Closing, Seller shall deliver to BostonFed certificates evidencing the Diversified Capital Stock and Ellsmere

Capital Stock duly endorsed for transfer and such other instruments as may be reasonably requested by BostonFed to transfer full legal and beneficial ownership of the Capital Stock to BostonFed, free and clear of all Share Encumbrances. BostonFed shall pay the purchase price for the Shares in accordance with the terms of this Agreement.

                 Section 1.2. Purchase Price. The purchase price payable by BostonFed to Seller for the Capital Stock (the "PURCHASE PRICE") shall be Forty Million Dollars ($40,000,000), less any salary, bonus, compensation, dividend, distribution or other payments made by Diversified or Ellsmere to Seller from January 1, 1999 through the Closing, as determined by Diversified's independent auditors (of which $1,302,973 has been paid through the date hereof) and which shall be deducted from the Purchase Price, subject to adjustment pursuant to Section 1.3.

                 Section 1.3.     Purchase Price Adjustment.

                 (a) In addition to the amount payable under Section 1.2, BostonFed shall pay Seller:

                          (i) $1,000,000 in the event that the Earnings of Diversified and Ellsmere, as defined below, exceed $6,000,000 for the year ended December 31, 1999; and

                          (ii) $1,000,000 in the event that the Earnings of Diversified and Ellsmere exceed $6,000,000 for the year ended December 31, 2000; and

                          (iii) $250,000 in the event that the Earnings of Diversified and Ellsmere exceed $7,500,000 for the year ended December 31, 2001.

         "EARNINGS" of Diversified and Ellsmere shall mean net income calculated in accordance with generally accepted accounting principles, consistently applied, minus the following items, applicable only subsequent to
Closing: (1) goodwill amortization; (2) interest expense; (3) management fees charged by BostonFed; (4) consulting fees paid to Seller; and (5) federal income taxes.

                 (b) Payment of the amounts required to be made pursuant to Section 1.3(a) shall be made on the later of (i) January 31 of the year following the period for which the payment is to be made or (ii) five business days following completion of the audit of Diversified's financial statements for the prior fiscal year, but no later than April 1 of the year following the period for which payment is to be made.

                 Section 1.4. Payment at Closing. At the Closing, BostonFed or an affiliate of BostonFed shall cause an amount equal to the Purchase Price to be transferred to a bank account or bank accounts designated by Seller.

                 Section 1.5. Alternative Structure. BostonFed may at any time prior to the Closing change the method of effecting the transactions or any part thereof if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or change the Purchase Price or the method or manner of payment thereof.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                 Section 2.1. Disclosure Letters. Prior to the execution and delivery of this Agreement, Diversified, Ellsmere and the Seller have delivered to BostonFed a letter (their "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their representations and warranties (and making specific reference to the Section of this Agreement to which they relate). None of BostonFed's, Seller's, Diversified's or Ellsmere's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached as a result of effects solely from actions taken in compliance with a written request of the other party.

                 Section 2.2. Representations and Warranties of Seller Concerning the Transaction. Seller represents and warrants to BostonFed with respect to himself that, except as disclosed in the Disclosure Letter:

                 (a)      Ownership of Shares.

                          (i)     Seller holds of record and beneficially all
of the outstanding Diversified Capital Stock and all of the outstanding Ellsmere Capital Stock. The Diversified Capital Stock and the Ellsmere Capital Stock are owned by Seller free and clear of any mortgages, liens, security interests or other encumbrances, charges, voting trusts, voting agreements, other agreements, rights, covenants, conditions, options, warrants or restrictions of any kind, nature or description ("SHARE ENCUMBRANCES"). At the Closing, Seller will have, and will deliver to BostonFed, good and marketable title to such Diversified Capital Stock and Ellsmere Capital Stock free and clear of any Share Encumbrances.

                          (ii)    Seller has the full and absolute right, power
and authority to assign, transfer and deliver all of the Diversified Capital Stock and the Ellsmere Capital Stock.

                 (b) Authority. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

                 (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject.

                 (d) Consents. No action, approval, consent or authorization by any third party including, but not limited to, any action, approval, consent or authorization by any financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary to make this Agreement the valid and binding obligation of Seller, or to consummate the transactions contemplated hereunder or thereunder.

                 (e) Brokers' Fees. Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to the extent applicable with respect to Diversified's obligations to Tucker Anthony Incorporated.

                 (f) Litigation. There is no action, suit proceeding or investigation pending or threatened against Seller that questions the validity of this Agreement or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

                 Section 2.3. Representations and Warranties of Diversified and the Seller Concerning Diversified. The Seller and Diversified represent and warrant to BostonFed that, except as disclosed in the Disclosure Letter:

                 (a)      Organization; Qualification.

                          (i)     Diversified is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

                          (ii)    Diversified has all requisite corporate power
and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Diversified is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, each of which jurisdictions is listed on the Disclosure Letter, except where the failure to be so qualified would not have a Material Adverse Effect on Diversified.

                          (iii)   The Restated Articles of Organization and
Bylaws of Diversified, as defined herein, delivered with the Disclosure Letter are complete and correct as of the date hereof.

                 (b)      Subsidiaries.

                          (i)     There is no corporation, partnership, joint
venture or other entity in which Diversified has, directly or indirectly, an equity interest representing 5% or more of any class of the capital stock thereof or other equity interests therein (individually, a "SUBSIDIARY" and collectively, "SUBSIDIARIES").

                 (c)      Capital Structure.

                          (i)     The authorized capital stock of Diversified
consists of 200,000 shares of Diversified Capital Stock. As of the date of this Agreement: (A) 530 shares of Diversified Capital Stock were issued and outstanding, (B) no shares of Diversified Capital Stock were reserved for issuance, and (C) no shares of Diversified Capital Stock were held by Diversified in its treasury. All outstanding shares of Diversified Capital Stock are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                          (ii)    No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of Diversified may vote are issued or outstanding.

                          (iii)   Diversified neither has nor is bound by any
outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Diversified to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Diversified or obligating Diversified to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Diversified to repurchase, redeem or otherwise acquire any shares of capital stock of Diversified.

                 (d) Authority. Diversified has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Diversified. This Agreement has been duly and validly executed and delivered by Diversified and constitutes a valid and binding obligation of Diversified, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                 (e) No Violations. The execution, delivery and performance of this Agreement by Diversified do not, and the consummation of the transactions contemplated hereby will not constitute (i) a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license of Diversified, or to which Diversified (or any of its properties) is subject, (ii) a violation of the Restated Articles of Organization or Bylaws of Diversified or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Diversified under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Diversified is a party, or to which any of its properties or assets may be subject. The consummation by Diversified of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument.

                 (f) Financial Statements. Set forth in the Disclosure Letter are true and complete copies of:

                          (i)     the audited consolidated balance sheets at
December 31, 1998 and 1997 and related statements of income, retained earnings and changes in the financial position of Diversified for the three years ended December 31, 1998;

                          (ii)    the unaudited consolidated balance sheet,
statement of earnings and retained earnings of Diversified at June 30, 1999 and related statement of income for the six months then ended.

         The financial statements described in the foregoing clauses (i) and
(ii) are collectively referred to herein as the "DIVERSIFIED FINANCIAL STATEMENTS." The Diversified Financial Statements were prepared from the books and records of Diversified and fairly present the consolidated financial position of Diversified in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Diversified for the periods indicated, and except as otherwise set forth in the notes thereto, the audited statements were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby.

                 (g) Absence of Certain Changes or Events. Since December 31, 1998, (i) Diversified has not incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) Diversified has conducted its businesses only in the ordinary and usual course of such businesses, (iii) there has not been any Material Adverse Effect with respect to Diversified, and (iv) there has been no change in any accounting principles, practices or methods of Diversified other than as required by GAAP.

                 (h) Absence of Claims. No litigation, controversy, claim, action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against Diversified, and, to the best of Seller's and Diversified's knowledge, no such litigation, controversy, claim, action, suit or other proceeding has been threatened. To the best of Seller's and Diversified's knowledge, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Diversified.

                 (i) Absence of Regulatory Actions. Since December 31, 1995, Diversified has not been a party to any cease and desist order, consent decree, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, nor has it been subject to any action, proceeding, order or directive by, nor has it been a recipient of any extraordinary supervisory letter from any federal, state, local or foreign governmental authority ("GOVERNMENTAL ENTITIES"), nor has it adopted any board resolutions at the request of any Governmental Entity, nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. All laws, ordinances, rules and regulations of any Governmental Entity have been complied with by Diversified.

                 (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Diversified have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Diversified have been paid in full or adequate provision has been made for any such taxes on Diversified's balance sheet (in accordance with GAAP). For purposes of this Agreement, the term "taxes" shall include, but not be limited to, all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Diversified, and no claim has been made by any authority in a jurisdiction where Diversified does not file tax returns that Diversified is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Diversified have been paid in full or adequate provision has been made for any such taxes on Diversified's balance sheet (in accordance with GAAP). Diversified has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Diversified has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Diversified has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Diversified has been a validly existing S corporation within the meaning of Sections 1361 and 1362 of the IRC and a validly existing S corporation within the meaning of the applicable state law statutes in the states listed in the Disclosure Letter at all times since at least January 1, 1986, and Diversified will be an S corporation up to the Closing.

                 (k)      Agreements.

                          (i)     Set forth in the Disclosure Letter is a list
of the following contracts and other agreements to which Diversified is a party:

                                  (A)      any agreement (or group of related
agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum, excluding any agreement with clients or customers in the conduct of Diversified's regular business affairs not specifically referenced in this subsection herein;

                                  (B)      any agreement concerning a
partnership or joint venture;

                                  (C)      any agreement (or group of related
agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or under which it has imposed a security interest on any of its assets, tangible or intangible;

                                  (D)      any agreement with the Seller and
his affiliates;

                                  (E)      any bonus, profit sharing, stock
option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                                  (F)      any agreement for the employment of
any individual on any basis providing annual compensation in excess of $50,000 or providing severance benefits;

                                  (G)      any agreement under which it has
advanced or loaned any amount to any of its directors, officers and employees;

                                  (H)      any agreement with any of its
directors, officers, employees or shareholders under which the amount of any payment will be increased or the vesting or payment of benefits will be accelerated by the occurrence of any of the transactions contemplated by this Agreement;

                                  (I)      any agreement containing covenants
limiting the freedom of Diversified to compete in any line of business or with any person or entity;

                                  (J)      any agreement with client lenders
relating to its primary line of business; and

                                  (K)      any agreement under which the
consequences of a default or termination could have a Material Adverse Effect on Diversified.

                          Diversified has delivered to BostonFed a correct and
complete copy of each written agreement listed in Section 2.3(k)(i) of the Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.3(k)(i) of the Disclosure Letter.

                          (ii)    With respect to each agreement referred to in
Section 2.3(k)(i): (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement.

                          (iii)   Diversified owns or possesses valid and
binding licenses, if applicable, or otherwise has the indefinite right to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and Diversified has not received any notice of conflict with respect thereto that asserts the right of others. Diversified has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                 (l) Labor Matters. Diversified is in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Diversified is not nor has ever been a party to, nor is nor has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Diversified the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel Diversified to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Diversified pending or, to the best of Seller's and Diversified's knowledge, threatened.

                 (m)      Employee Benefit Plans.

                          (i)     Diversified's Disclosure Letter contains a
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Diversified (hereinafter referred to collectively as the "DIVERSIFIED EMPLOYEE PLANS"). There has been no announcement or commitment by Diversified to create an additional Diversified Employee Plan, or to amend any Diversified

Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Diversified Employee Plan. With respect to each Diversified Employee Plan, Diversified's Disclosure Letter contains a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the Internal Revenue Service ("IRS") for the most recent three plan years, if required to be filed, (B) such Diversified Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Diversified Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Diversified Employee Plan, if the Diversified Employee Plan is subject to Title I of ERISA,
(E) the most recent actuarial report or valuation if such Diversified Employee Plan is a Diversified Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Diversified Employee Plan is a Diversified Qualified Plan (as defined below).

                          (ii)    There is no pending or, to the best of
Seller's and Diversified's knowledge, threatened litigation, administrative action or proceeding relating to any Diversified Employee Plan. All of the Diversified Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Diversified Employee Plans which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon Diversified.

                          (iii)   No liability to the Pension Benefit Guarantee
Corporation has been or is expected by Diversified to be incurred with respect to any Diversified Employee Plan which is subject to Title IV of ERISA ("DIVERSIFIED PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Diversified or any entity which is considered one employer with Diversified under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA AFFILIATE"). No Diversified Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Diversified Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Diversified Pension Plan as of the end of the most recent plan year with respect to the respective Diversified Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Diversified Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Diversified Pension Plan within the 12-month period ending on the date hereof. Diversified has not provided, nor is required to provide, security to any Diversified Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Diversified, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                          (iv)    Each Diversified Employee Plan that is an
"employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "DIVERSIFIED QUALIFIED PLAN") has received a favorable determination letter from the IRS, and Diversified is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

                          (v)     Diversified does not have any obligations for
post-retirement or post-employment benefits under any Diversified Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Diversified, for the Diversified Employee Plans listed in Diversified's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Diversified to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any Diversified Employee Plan or accelerate the time of payment or vesting of any such benefit.

                 (n) Title to Assets. The Disclosure Letter contains a complete and accurate list of all real property owned or leased by Diversified (the "DIVERSIFIED REAL PROPERTY"). None of the buildings, structures or other improvements located on the Diversified Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. Diversified has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which Diversified is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Diversified are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Diversified to be adequate for the current business of Diversified.

                 (o) Compliance with Laws. Diversified has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Diversified have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The business of Diversified is not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity (including, but not limited to, those relating to lending, credit and community reinvestment, to the extent applicable).

                 (p) Fees. Except for its agreement with Tucker Anthony Incorporated, dated December 16, 1998, a copy of which has been provided to BostonFed, neither Diversified, nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Diversified in connection with this Agreement or the transactions contemplated hereby.

                 (q) Environmental Matters. None of the property Diversified owns or leases (the "DIVERSIFIED SUBJECT PROPERTY") is in violation in any material respect of any Environmental Law (as defined below) applicable to it. The Diversified Subject Property (i) does not contain any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazardous substances, as such terms may be defined by any applicable Environmental Law, (ii) no part of such property has been listed or proposed for listing on the National Priorities List pursuant to CERCLA or on a registry or inventory of inactive hazardous waste sites maintained by any Governmental Entity and no notices have been received by Seller alleging that Seller is a potentially responsible person under CERCLA or any similar Environmental Law, and (iii) there is no suit, claim, action or proceeding pending or, to the best of Seller's and Diversified's knowledge, threatened before any Governmental Entity in which Seller in respect of the Diversified Subject Properties may be named as a defendant for alleged noncompliance with any applicable Environmental Law. For purposes of this Agreement "ENVIRONMENTAL LAW" means and includes, without limitation, any and all applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any federal, state or local Governmental Entity now or hereafter existing pertaining to health or to the environment, and relating to Diversified's assets.

                 (r)      Antitakeover Provisions Inapplicable.   Diversified
has taken all actions required to exempt Diversified, BostonFed and this Agreement from any provisions of an antitakeover nature in its organization certificates and bylaws, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                 (s)      Material Interests of Certain Persons.   No officer
or director of Diversified, or any "associate" (as such term is defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Diversified.

                 (t) Insurance. In the opinion of management, Diversified has in full force and effect insurance (including errors and omissions liability insurance) for amounts deemed reasonable by management with, to the best of Seller's and Diversified's knowledge, financially sound insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Diversified are in full force and effect, Diversified is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Neither Diversified nor Seller has knowledge of circumstances that would cause any such insurance policy to fail to be renewed on terms materially identical to those currently in effect.

                 (u) Indemnification. Except as provided in the Restated Articles of Organization or Bylaws of Diversified, Diversified is not a party to any agreement that provides for the indemnification of any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Diversified, and, to the best of Seller's and Diversified's knowledge, there are no claims for which any person would be entitled to indemnification under the Restated Articles of Organization or Bylaws of Diversified, under any applicable law or regulation or under any indemnification agreement.

                 (v) Books and Records. The books and records of Diversified on a consolidated basis have been, and are being, maintained on a historically consistent basis in accordance with applicable legal requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                 (w) Corporate Documents. The minute books of Diversified constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its stockholders.

                 (x) Year 2000 Matters. Diversified has completed a review of its computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. Diversified's management has implemented a plan which is designed to remedy any required changes to its data processing and computer systems. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on Diversified. This representation includes products or services purchased or obtained from third parties, the failure of which would have an adverse effect on the ability of Diversified to do business.

                 (y) Undisclosed Liabilities. As of the date hereof, Diversified has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Diversified as of December 31, 1998, and (ii) liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Diversified.

                 (z) Collectibility of Accounts Receivable. All of the accounts receivable of Diversified shown or reflected on Diversified's balance sheet as of June 30, 1999, or existing at the date hereof were or are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim except to the extent of reserves shown on such balance sheet. Diversified has no accounts or loans receivable from any person, firm or corporation or other entity which is affiliated with Diversified or from any director, officer or employee of Diversified.

                 Section 2.4. Representations and Warranties of Ellsmere and the Seller Concerning Ellsmere. The Seller and Ellsmere represent and warrant to BostonFed that, except as disclosed in the Disclosure Letter:

                 (a)      Organization; Qualification.

                          (i)     Ellsmere is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

                          (ii)    Ellsmere has all requisite corporate power
and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Ellsmere is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, each of which jurisdictions is listed on the Disclosure Letter, except where the failure to be so qualified would not have a Material Adverse Effect on Ellsmere.

                          (iii)   The Articles of Organization and Bylaws of
Ellsmere delivered with the Disclosure Letter are complete and correct as of the date hereof.

                 (b)      Subsidiaries.  Ellsmere has no Subsidiary.

                 (c)      Capital Structure.

                          (i)     The authorized capital stock of Ellsmere
consists of 15,000 shares of Ellsmere Capital Stock.  As of the date of this
Agreement: (A) 100 shares of Ellsmere Capital Stock were issued and outstanding, (B) no shares of Ellsmere Capital Stock were reserved for issuance, and (C) no shares of Ellsmere Capital Stock were held by Ellsmere in its treasury. All outstanding shares of Ellsmere Capital Stock are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                          (ii)    No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders of Ellsmere may vote are issued or outstanding.

                          (iii)   Ellsmere neither has nor is bound by any
outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Ellsmere to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Ellsmere or obligating Ellsmere to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Ellsmere to repurchase, redeem or otherwise acquire any shares of capital stock of Ellsmere.

                 (d) Authority. Ellsmere has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Ellsmere. This Agreement has been duly and validly executed and delivered by Ellsmere and constitutes a valid and binding obligation of Ellsmere, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                 (e) No Violations. The execution, delivery and performance of this Agreement by Ellsmere do not, and the consummation of the transactions contemplated hereby will not constitute (i) a violation of any law, rule or regulation or any judgment, decree, order, governmental permit or license of Ellsmere, or to which Ellsmere (or any of its properties) is subject, (ii) a violation of the Articles of Organization or Bylaws of Ellsmere or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Ellsmere under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Ellsmere is a party, or to which any of its properties or assets may be subject. Except to the extent of the required approval of the Commissioner of Insurance for the Commonwealth of Massachusetts, the consummation by Ellsmere of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument.

                 (f) Financial Matters. All financial transactions of Ellsmere have been reported on the financial records of Diversified and Ellsmere has not prepared separate financial statements.

                 (g) Absence of Certain Changes or Events. Since December 31, 1998, (i) Ellsmere has not incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) Ellsmere has conducted its businesses only in the ordinary and usual course of such businesses, (iii) there has not been any Material Adverse Effect with respect to Ellsmere, and (iv) there has been no change in any accounting principles, practices or methods of Ellsmere other than as required by GAAP.

                 (h) Absence of Claims. No litigation, controversy, claim, action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against Ellsmere, and, to the best of Seller's and Ellsmere's knowledge, no such litigation, controversy, claim, action, suit or other proceeding has been threatened. To the best of Seller's and Ellsmere's knowledge, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Ellsmere.

                 (i) Absence of Regulatory Actions. Since December 31, 1995, Ellsmere has not been a party to any cease and desist order, consent decree, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, nor has it been subject to any action, proceeding, order or directive by, nor has it been a recipient of any extraordinary supervisory letter from any Governmental Entity, nor has it adopted any board resolutions at the request of any Governmental Entity, nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. All laws, ordinances, rules and regulators of any Governmental Entity have been complied with by Ellsmere.

                 (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Ellsmere have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Ellsmere have been paid in full or adequate provision has been made for any such taxes on Ellsmere's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Ellsmere, and no claim has been made by any authority in a jurisdiction where Ellsmere does not file tax returns that Ellsmere is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Ellsmere have been paid in full or adequate provision has been made for any such taxes on Ellsmere's balance sheet (in accordance with GAAP). Ellsmere has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Ellsmere has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Ellsmere has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                 (k)      Agreements.

                          (i)     Set forth in the Disclosure Letter is a list
of the following contracts and other agreements to which Ellsmere is a party:

                                  (A)      any agreement (or group of related
agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum;

                                  (B)      any agreement concerning a
partnership or joint venture;

                                  (C)      any agreement (or group of related
agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or under which it has imposed a security interest on any of its assets, tangible or intangible;

                                  (D)      any agreement with the Seller and
his affiliates;

                                  (E)      any bonus, profit sharing, stock
option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                                  (F)      any agreement for the employment of
any individual on any basis providing annual compensation in excess of $25,000 or providing severance benefits;

                                  (G)      any agreement under which it has
advanced or loaned any amount to any of its directors, officers and employees;

                                  (H)      any agreement with any of its
directors, officers, employees or shareholders under which the amount of any payment will be increased or the vesting or payment of benefits will be accelerated by the occurrence of any of the transactions contemplated by this Agreement;

                                  (I)      any agreement containing covenants
limiting the freedom of Ellsmere to compete in any line of business or with any person or entity;

                                  (J)      any agreement relating to its
primary line of business; and

                                  (K)      any agreement under which the
consequences of a default or termination could have a Material Adverse Effect on Ellsmere.

                          Ellsmere has delivered to BostonFed a correct and
complete copy of each written agreement listed in Section 2.4(k)(i) of the Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in
Section 2.4(k)(i) of the Disclosure Letter.

                          (ii)    With respect to each agreement referred to in
Section 2.4(k)(i): (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (C) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement.

                          (iii)   Ellsmere owns or possesses valid and binding
licenses, if applicable, or otherwise has the indefinite right to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and Ellsmere has not received any notice of conflict with respect thereto that asserts the right of others. Ellsmere has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                 (l) Labor Matters. Ellsmere is in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Ellsmere is not nor has ever been a party to, nor is nor has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Ellsmere the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel Ellsmere to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Ellsmere pending or, to the best of Seller's and Ellsmere's knowledge, threatened.

                 (m)      Employee Benefit Plans.  (i)      Ellsmere has no
pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Ellsmere (hereinafter referred to collectively as the "ELLSMERE EMPLOYEE PLANS").

                          (ii)    Ellsmere does not have any obligations for
post-retirement or post-employment benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Ellsmere to any person which is an "excess parachute payment" (as defined in

Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable or accelerate the time of payment or vesting of any such benefit.

                 (n) Title to Assets. The Disclosure Letter contains a complete and accurate list of all real property owned or leased by Ellsmere (the "ELLSMERE REAL PROPERTY"). None of the buildings, structures or other improvements located on the Ellsmere Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. Ellsmere has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which Ellsmere is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Ellsmere are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Ellsmere to be adequate for the current business of Ellsmere.

                 (o) Compliance with Laws. Ellsmere has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best of Seller's and Ellsmere's knowledge, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Ellsmere have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The business of Ellsmere is not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

                 (p) Fees. Ellsmere has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Ellsmere in connection with this Agreement or the transactions contemplated hereby.

                 (q) Environmental Matters. None of the property Ellsmere owns or leases (the "ELLSMERE SUBJECT PROPERTY") is in violation in any material respect of any Environmental Law applicable to it. The Ellsmere Subject Property does not contain any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazardous substances, as such terms may be defined by any applicable Environmental Law,
(ii) no part of such property has been listed or proposed for listing on the National Priorities List pursuant to CERCLA or on a registry or inventory of inactive hazardous waste sites maintained by any Governmental Entity and no notices have been received by Seller alleging that Seller is a potentially responsible person under CERCLA or any similar Environmental Law, and (iii) there is no suit, claim, action or proceeding pending or, to the best of Seller's and Ellsmere's knowledge, threatened before any Governmental Entity in which Seller in respect of the Ellsmere Subject Properties may be named as a defendant for alleged noncompliance with any applicable Environmental Law.

                 (r)      Antitakeover Provisions Inapplicable.   Ellsmere has
taken all actions required to exempt Ellsmere, BostonFed and this Agreement from any provisions of an antitakeover nature in its organization certificates and bylaws, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                 (s)      Material Interests of Certain Persons.   No officer
or director of Ellsmere, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Ellsmere.

                 (t) Insurance. In the opinion of management, Ellsmere has in full force and effect insurance (including errors and omissions liability insurance) for amounts deemed reasonable by management with, to the best of Seller's and Ellsmere's knowledge, financially sound insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Ellsmere are in full force and effect, Ellsmere is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Neither Ellsmere nor Seller has knowledge of circumstances that would cause any such insurance policy to fail to be renewed on terms materially identical to those currently in effect.

                 (u) Indemnification. Except as provided in the Articles of Organization or Bylaws of Ellsmere, Ellsmere is not a party to any agreement that provides for the indemnification of any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Ellsmere, and, to the best of Seller's and Ellsmere's knowledge, there are no claims for which any person would be entitled to indemnification under the Articles of Organization or Bylaws of Ellsmere, under any applicable law or regulation or under any indemnification agreement.

                 (v) Books and Records. The books and records of Ellsmere on a consolidated basis have been, and are being, maintained by Diversified in accordance with applicable legal requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                 (w) Corporate Documents. The minute books of Ellsmere constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its stockholders.

                 (x) Year 2000 Matters. Ellsmere has completed a review of its computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified, tested and remedied all such Year 2000 problems. Ellsmere's management has implemented a plan which has remedied any required changes to its data processing and computer systems. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on Ellsmere. This representation includes products or services purchased or obtained from third parties, the failure of which would have an adverse effect on the ability of Ellsmere to do business.

                 (y) Undisclosed Liabilities. As of the date hereof, Ellsmere has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Diversified as of December 31, 1998, and (ii) liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Ellsmere.

                 (z) Collectibility of Accounts Receivable. All of the accounts receivable of Ellsmere shown or reflected on Ellsmere's balance sheet as of June 30, 1999, or existing at the date hereof were or are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. Ellsmere has no accounts or loans receivable from any person, firm or corporation or other entity which is affiliated with Ellsmere or from any director, officer or employee of Ellsmere.

                 (aa) Insurance Relationships. Ellsmere has written and duly executed agreements with insurance carriers to transact the lines of business which it has been transacting through the date hereof and which it will transact through the Closing Date, all of which appointments are in full force and effect, and which are listed on the Disclosure Letter.

         All of the accounts payable of Ellsmere due to insurance carrier markets (including any insurance agencies through which such Ellsmere brokers business) have been paid in full. No insurance carrier or market which conducts business has given notice of its intent to terminate any existing agreements with Ellsmere, nor is Ellsmere aware of any threatened termination of any existing agreement or market or of any insurance carrier or market objecting to the performance at Ellsmere under any agreement.

                 Section 2.5. Representations and Warranties of BostonFed. BostonFed represents and warrants to Seller that:

                 (a) Organization and Authority. BostonFed is a corporation duly organized, validly existing and in good standing under the laws of the Delaware, and BostonFed has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby.

                 (b) Corporate Action; No Conflict. The execution, delivery and performance by BostonFed of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BostonFed. This Agreement has been duly and validly executed and delivered by BostonFed and is the valid and binding obligation of BostonFed, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity. Neither the execution, delivery or performance by BostonFed of this Agreement, nor the consummation by BostonFed of the transactions contemplated hereby, nor compliance by BostonFed with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of BostonFed or, (ii) assuming receipt of all required approvals of Governmental Entities, violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to BostonFed.

                 (c) Acquisition for Investment. BostonFed is not acquiring the Diversified Capital Stock or the Ellsmere Capital Stock with a view to or for sale in connection with any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

                 (d) Available Funds. BostonFed has currently available to it without restriction the funds necessary for payment of the Purchase Price.

                                  ARTICLE III
                          CONDUCT PENDING THE CLOSING

                 Section 3.1. Conduct of Diversified's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Diversified shall, and Seller shall cause Diversified to, use commercially reasonable efforts to
(i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, licenses, officers, contracts, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller, Diversified or BostonFed to perform their respective covenants and agreements on a timely basis under this Agreement, and (iv) take no action that results in or is reasonably likely to have a Material Adverse Effect on Diversified.

                 Section 3.2. Conduct of Ellsmere's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Ellsmere shall, and Seller shall cause Ellsmere to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, licenses, officers, contracts, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller, Ellsmere or BostonFed to perform their respective covenants and agreements on a timely basis under this Agreement, and (iv) take no action that results in or is reasonably likely to have a Material Adverse Effect on Ellsmere.

                 Section 3.3. Forbearance by Diversified. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Closing, Diversified shall not and Seller shall not permit Diversified to, without the prior written consent of BostonFed:

                 (a) change any provisions of the Restated Articles of Organization or Bylaws of Diversified;

                 (b) issue any shares of capital stock or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Diversified or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

                 (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                 (d) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

                 (e) increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation in the ordinary course of business consistent with past practice; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Diversified Employee Plan with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary contribution to any Diversified Employee Plan; enter into any employment contract or increase the costs to Diversified or any Subsidiary of Diversified of any Diversified Employee Plan; make any salary or bonus payments or any other form of compensation (except for existing insurance plans) to Seller from the date hereof until Closing;

                 (f) change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Diversified's independent auditors or revise its methodology for determining the adequacy of its loss provision or reverse any portion of its existing loss provision or reserve loss;

                 (g) settle any claim, action or proceeding involving any liability of Diversified for money damages in excess of $50,000 or impose material restrictions upon the operations of Diversified;

                 (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Diversified, except in satisfaction of debts previously contracted;

                 (i) organize, capitalize, lend to or otherwise invest in any subsidiary;

                 (j) elect to the Board of Directors of Diversified any person who is not a member of the Board of Directors of Diversified as of the date of this Agreement;

                 (k) establish or commit to establish any new office or branch or close or commit to close any existing office or branch;

                 (l) change its investment portfolio other than in the ordinary course of business consistent with past practice;

                 (m)      incur any additional debt or borrowings;

                 (n) as to loans originated by Diversified to be maintained in its own portfolio, make, renegotiate, renew, increase, extend or purchase any loan, lease, advance, credit enhancement, or other extension of credit, or make any commitment respecting any of the foregoing except in conformity with existing lending practices in amounts not to exceed $500,000 to any individual borrower;

                 (o) enter into, renew, amend or terminate any existing contract or agreement (excluding any agreements with new client lenders that contain substantially similar rates and terms as Diversified's existing operating agreements) or make any change in any of its contracts or agreements, other than with respect to those involving aggregate payments of less than, or the provision of goods and services with a market value of less than, $20,000 per annum and other than contracts or agreements otherwise covered in this
Section 3.3;

                 (p) hire any new employee with an annual total compensation payment in excess of $50,000 or enter into any employment contract; or

                 (q) agree or make any commitment to take any action that is prohibited by this Section 3.3.

                 Section 3.4. Forbearance by Ellsmere. Without limiting the covenants set forth in Section 3.2 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Closing, Ellsmere shall not, without the prior written consent of BostonFed:

                 (a) change any provisions of the Articles of Organization or Bylaws of Ellsmere;

                 (b) issue any shares of capital stock or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Ellsmere or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

                 (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                 (d) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

                 (e) increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation in the ordinary course of business consistent with past practice; pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any Ellsmere Employee Plan with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; make any discretionary contribution to any Ellsmere Employee Plan; enter into any employment contract or increase the costs to Ellsmere or any Subsidiary of Ellsmere of any Ellsmere Employee Plan; make any salary or bonus payments or any other form of compensation (except for existing insurance plans) to Seller from the date hereof until Closing;

                 (f) change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Ellsmere's independent auditors;

                 (g) settle any claim, action or proceeding involving any liability of Ellsmere for money damages in excess of $25,000 or impose material restrictions upon the operations of Ellsmere;

                 (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Ellsmere, except in satisfaction of debts previously contracted;

                 (i) organize, capitalize, lend to or otherwise invest in any subsidiary;

                 (j) elect to the Board of Directors of Ellsmere any person who is not a member of the Board of Directors of Ellsmere as of the date of this Agreement;

                 (k)      incur any additional debt or borrowings;

                 (l) enter into, renew, amend or terminate any existing contract or agreement (including any agreements with new client lenders) or make any change in any of its contracts or agreements, other than with respect to those involving aggregate payments of less than, or the provision of goods and services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.3(g);

                 (m) hire any new employee with an annual total compensation payment in excess of $50,000 or enter into any employment contract; or

                 (n) agree or make any commitment to take any action that is prohibited by this Section 3.4.

                                   ARTICLE IV
                                   COVENANTS

                 Section 4.1. Acquisition Proposals. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.1 of this Agreement, without the express written consent of BostonFed, Seller shall not and shall neither cause nor permit either Diversified or Ellsmere, directly or indirectly, to (i) solicit, initiate discussions or engage in negotiations with any person other than BostonFed (whether such negotiations are initiated by either Diversified or Ellsmere or otherwise) relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets or otherwise (any such acquisition being referred to in this Section 4.1 as an "ACQUISITION TRANSACTION"), of any interest in either Diversified or Ellsmere or any Subsidiary, (ii) provide information with respect to either Diversified or Ellsmere or any Subsidiary to any person other than BostonFed in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any person other than BostonFed concerning a possible Acquisition Transaction. If Seller, Diversified or Ellsmere receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, Seller shall immediately notify BostonFed and provide information to BostonFed as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal.

                 Section 4.2.     Access and Information.   (i) From and after
the date hereof until the Closing, Diversified and Ellsmere shall, and Seller shall provide and shall cause Diversified and Ellsmere to, provide BostonFed, its employees, consultants and representatives, including, without limitation, its attorneys, accountants and financial advisors, reasonable access to the facilities of Diversified and Ellsmere to make such investigations of the property and plant and such examination of the books, personnel and additional financial and operating data and other information relating to Diversified and Ellsmere (including, without limitation, all documents, or copies thereof, listed in the Disclosure Letter, and all files, records and papers of any and all proceedings and matters listed in the Disclosure Letter) as BostonFed may reasonably request on reasonable notice, and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with BostonFed and its representatives in connection with such review and examination and to make full disclosure to BostonFed of all facts affecting the financial condition and operations of Diversified and Ellsmere; provided, however, that any such investigation or examination shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Diversified and Ellsmere or Seller. BostonFed, Diversified and Ellsmere will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, BostonFed will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.2 unless such information (a) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (b) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (c) is disclosed with the prior written approval of the other party or (d) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, BostonFed shall promptly cause all copies of documents or extracts thereof containing information and data as to Diversified and Ellsmere to be returned to Diversified and Ellsmere.

                 (ii) From and after the date hereof until the Closing, Diversified and Ellsmere shall, and Seller shall cause Diversified and Ellsmere to, provide BostonFed, a monthly unaudited consolidated balance sheet, statement of income, retained earnings, cash flows of Diversified and Ellsmere, for such month and for the current fiscal year to date, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter.

                 Section 4.3. Supplements to Disclosure Letter. Prior to the Closing, Seller, Diversified and Ellsmere shall promptly supplement or amend the Disclosure Letter with respect to any matter arising after the date of this Agreement and prior to Closing, which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter. No supplement or amendment of the Disclosure Letter made pursuant to this Section shall be deemed to constitute a cure of any breach of any representation or warranty made by Seller pursuant to this Agreement unless such supplement or amendment is consented to in writing by BostonFed, which consent may be withheld by BostonFed in its sole discretion for any reason; provided, however, that if Diversified, Ellsmere or the Seller supplement or amend the Disclosure Letter and BostonFed fails to consent as provided above, BostonFed's sole and exclusive remedy shall be its right to terminate this Agreement as provided in Section 6.1; and provided further, that if Diversified, Ellsmere or the Seller supplement or amend the Disclosure Letter and BostonFed proceeds to close the transactions contemplated by this Agreement, BostonFed shall be deemed to have consented to such supplement or amendment as a cure of any representation or warranty to which the Disclosure Letter relates.

                 Section 4.4. Antitakeover Provisions. Diversified and Ellsmere shall, and Seller shall cause Diversified and Ellsmere to, take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Diversified, Ellsmere, BostonFed and the Agreement from any provisions of an antitakeover nature in Diversified's and Ellsmere's organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

                 Section 4.5.     Additional Agreements.   Subject to the terms
and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

                 Section 4.6.     Publicity.   Diversified, Ellsmere and
BostonFed shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto and shall consult with each other in advance regarding the timing and manner in which the officers and employees of Diversified and Ellsmere are notified of the transactions contemplated herein.

                 Section 4.7.     Notification of Certain Matters.   Each of
BostonFed, Seller, Diversified and Ellsmere shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Diversified, Ellsmere or BostonFed subsequent to the date of this Agreement and prior to the Closing Date, under any contract material to the financial condition, properties, businesses or results of operations of Diversified, Ellsmere or BostonFed taken as a whole to which Diversified, Ellsmere or BostonFed is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on Diversified and Ellsmere or BostonFed. Each of Diversified,

Ellsmere and BostonFed shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

                 Section 4.8.     Regulatory Filings.

                 (a) BostonFed shall use its best efforts to submit as soon as practicable after the date hereof but not later than twenty (20) business days hereafter, any requisite applications for, or requests for waiver of, the requisite regulatory approvals, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other Governmental Entity the approval of which is required for consummation of the transactions contemplated herein. All such filings shall be fully disclosed to Seller in advance and Seller shall have two
(2) business days for review prior to filing.

                 (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated herein.

                 Section 4.9. Consulting Agreement. At Closing, Seller and BostonFed or a subsidiary thereof (as determined by BostonFed) shall enter into a consulting agreement in a form attached hereto as Exhibit A.

                 Section 4.10.    Certain Tax Matters.

                 (a) Section 338(h) Election. The Seller will join, at BostonFed's option, with Diversified and Ellsmere in making an election under
Section 338(h) of the IRC (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Seller hereunder (a "Section 338(h) Election"). Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h) Election on their tax returns to the extent permitted by applicable law. Seller shall also pay any tax imposed on Diversified or Ellsmere attributable to the making of the Section 338(h) Election, including, but not limited to,
(i) any tax imposed under Section 1374 of the IRS, (ii) any tax imposed under Reg. Section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign tax imposed on Diversified's or Ellsmere's gain, and Seller shall indemnify BostonFed, and its subsidiaries against any adverse consequences arising out of any failure to pay any such taxes.

                 (b) Allocation of Purchase Price. BostonFed, Diversified, Ellsmere and Seller agree that, as between Diversified and Ellsmere, the Purchase Price will be allocated based on the appropriate determination by BostonFed's independent auditors for all purposes (including tax and financial accounting). BostonFed, Diversified, Ellsmere, their subsidiaries and Seller will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                 (c) Tax Periods Ending on or before the Closing Date. BostonFed shall review all tax returns for Diversified and Ellsmere for all periods ending on or prior to the Closing Date prior to the filing thereof. To the extent that Seller, Diversified or Ellsmere has any tax liability based on the monthly net income of Diversified or Ellsmere subsequent to October 31, 1999 and prior to the Closing, and Diversified, Ellsmere or Seller pays such taxes (whether paid before or after the Closing), BostonFed shall reimburse Diversified or Ellsmere or Seller, as applicable, for the payment of such taxes to the extent such taxes represent 43.19% (or tax rates in effect at that time) of the monthly net income of Diversified and Ellsmere. In addition to the above, to the extent the purchase and sale contemplated under this Agreement is not closed by December 1, 1999, BostonFed and, collectively, Seller and Diversified shall agree to divide equally the net after-tax income of Diversified and Ellsmere for the period beginning December 1, 1999 and ending on the Closing Date.

                 (d) Cooperation on Tax Matters. BostonFed, Diversified and Ellsmere and their Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Diversified and Ellsmere and Seller agrees (a) to retain all books and records with respect to tax matters pertinent to Diversified and Ellsmere relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by BostonFed or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Diversified and Ellsmere or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                 (ii) BostonFed and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 Section 4.11. Professional Fees. Diversified agrees to pay at or prior to Closing all professional fees and expenses (including but not limited to investment advisor, legal and accounting fees) incurred by Diversified, Ellsmere and the Seller at or prior to Closing and Diversified, Ellsmere and Seller agree that such professional fees and expenses shall not exceed $550,000.

                 Section 4.12. Sale of Condominium and Automobile. Diversified agrees to sell the real property located at Orleans, Massachusetts and the 1998 Lexus automobile to Seller at

Closing for consideration of One Dollar ($1.00), provided that the net book value of such assets does not exceed $120,000. In addition, Diversified assigns to Seller all of its rights and rights of action relating to transactions involving Multinational Systems Corporation and Advanced Risk Corporation, including its rights of actions against such parties or other parties associated with such transactions.

                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION

                 Section 5.1. Conditions to Each Party's Obligations. The respective obligations of BostonFed, Diversified, Ellsmere and the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                 (a) The parties hereto shall have received all consents and approvals of Governmental Entities and private third parties required for or in connection with the execution and delivery by the parties of this Agreement and the consummation by BostonFed, Diversified, Ellsmere and the Seller of the transactions contemplated hereby, and all statutory waiting periods shall have expired; provided however, that none of such approvals shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to BostonFed or, collectively, Diversified and Ellsmere of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                 (b) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

                 (c) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                 Section 5.2. Conditions to the Obligations of BostonFed. The obligations of BostonFed to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by BostonFed:

                 (a) Diversified, Ellsmere and the Seller each shall have performed and complied in all material respects with all terms, covenants and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date, and the representations and warranties of Diversified, Ellsmere and the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date) and BostonFed shall have received a certificate from Seller and the chief executive officers of Diversified and Ellsmere dated as of the Closing Date to such effect.

                 (b) BostonFed shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the corporate existence and good standing of Diversified and Ellsmere.

                 (c) BostonFed shall have received from counsel to Diversified and Ellsmere an opinion, dated as of the Closing Date, in form and substance satisfactory to BostonFed, to the effect that:

                          (i)     Diversified is a corporation duly
incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and Ellsmere is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

                          (ii)    Upon payment for and delivery of the
Diversified Capital Stock and the Ellsmere Capital Stock by seller with all necessary endorsements in accordance with the terms of the Purchase and Sale Agreement, and assuming BostonFed is acquiring the Diversified Capital Stock and the Ellsmere Capital Stock in good faith without notice of any adverse claim, and with all necessary approvals from Governmental Entities, BostonFed will be the owner of the Diversified Capital Stock and the Ellsmere Capital Stock, free and clear of any adverse claim;

                          (iii)   The Diversified Capital Stock and the
Ellsmere Capital Stock are owned of record by Seller;

                          (iv)    All of Diversified's and Ellsmere's
outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable; and

                          (v)     There are no outstanding options, warrants,
conversion rights, rights, or commitments to which either Diversified or Ellsmere is a party or by which either Diversified or Ellsmere is bound providing for the issuance of additional shares of the capital stock of Diversified and Ellsmere, respectively.

                          (vi)    The execution and delivery of the Purchase
and Sale Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of each of the Seller, Diversified and Ellsmere, and the Purchase and Sale Agreement constitutes the legal, valid and binding agreement of each of the Seller, Diversified and Ellsmere, enforceable in accordance with its terms, subject to all necessary approvals from Governmental Entities, bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or other laws heretofore or hereafter enacted relating to or affecting the rights of creditors generally, and by equitable principles limiting the right to obtain specific performance or other similar equitable relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (d) Diversified will furnish a certificate dated as of the Closing Date, executed by its Chief Executive Officer, certifying that it has: (i) completed a review and assessment of all areas within its business and operations that could be adversely affected by Year 2000 issues (as that term is contemplated within the financial institutions industry); (ii) has identified all such Year 2000 issues; (iii) has completed changes to its operations and assets required to ensure that such Year 2000 issues will not adversely affect its business and operations, or those of BostonFed, on or after January 1, 2000; and (iv) tested all such changes to ensure that such issues will not adversely affect its business and operations, or those of BostonFed, on or after January 1, 2000.

                 (e) Seller shall have received from counsel to BostonFed an opinion dated as of the Closing Date, in form and substance satisfactory to the Seller, to the effect, with respect to BostonFed, of the matters set forth in Section 5.2(c)(i) and (vi).

                 Section 5.3. Conditions to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Seller:

                 (a) BostonFed shall have performed and complied in all material respects with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, and the representations and warranties of BostonFed contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date) and Seller shall have received a certificate from the chief executive officer of BostonFed dated as of the Closing Date to such effect.

                 (b) Seller shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the corporate existence and good standing of BostonFed.

                 (c) At the Closing, Seller shall have been paid pursuant to the terms and conditions of the two (2) outstanding promissory notes by and between Diversified and Seller dated January 19, 1998 and January 26, 1998, respectively. BostonFed reserves the right, at its option, to make such payment through the use of available funds of Diversified.

                                   ARTICLE VI
                                  TERMINATION

                 Section 6.1.     Termination.   This Agreement may be
terminated, and the transactions contemplated hereby abandoned, at or prior to the Closing Date:

                 (a) by the mutual consent of BostonFed, Diversified, Ellsmere and the Seller, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

                 (b) by BostonFed, or, collectively, by Diversified, Ellsmere and the Seller, by written notice to the other party, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been finally and unappealably denied or contains a condition or requirement that would so materially and adversely impact the economic or business benefits to BostonFed or, collectively, Diversified and Ellsmere, that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                 (c) by BostonFed, or, collectively, by Diversified, Ellsmere and the Seller, in the event that the Closing does not occur prior to February 15, 2000, unless the failure of the Closing to occur by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

                 (d) by BostonFed, or, collectively, by Diversified, Ellsmere and the Seller, (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is willful and material (in that the financial effect of such breach is in excess of $500,000) in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate are, or reasonably could be expected to be, material (in that the financial effect of such inaccuracy, omission or breach is in excess of $500,000) on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

                 (e) by BostonFed, by written notice to Seller, Diversified or Ellsmere, in the event that there has occurred since the date of this Agreement an event, condition, change or occurrence which, individually or in the aggregate, has had or could reasonably be expected to result in, a Material Adverse Effect on Diversified or Ellsmere.

                 Section 6.2.     Effect of Termination.

                 (a) In the event of termination of this Agreement by either BostonFed or Seller as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except
(i) the last three sentences of Section 4.2(i), and Sections 9.6 and 9.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                 (b) Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by either party without right hereunder, then the terminating party shall pay to the other a termination fee of Four Million Dollars ($4,000,000) plus out-of-pocket expenses relating to this Agreement within two (2) business days of termination. In addition, notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by either party pursuant to Section 6.1(d),then the terminating party shall be paid by the other party a termination fee of Four Million ($4,000,000) plus out-of-pocket expenses relating to this Agreement within two (2) business days of termination.

                                  ARTICLE VII
                                CLOSING MATTERS

                 Section 7.1.     The Closing.

                 (a) The purchase and sale (the "CLOSING") contemplated under this Agreement shall take place at the offices of BostonFed, located at 17 New England Executive Park, Burlington, Massachusetts, or at such other place as the parties shall mutually agree upon, at 10:00 A.M. local time on the date that is five (5) business days following the receipt of the last required approval of any Governmental Entity or the expiration of the last applicable waiting period, whichever is later, or such other time or other earlier date as the parties shall mutually agree upon. The date the Closing takes place is
herein referred to as the "CLOSING DATE."   The Closing shall be effective as
of the close of business on the Closing Date.

                 (b) At the Closing, BostonFed shall transfer to a bank account or bank accounts designated by Seller, by wire transfer, the amount specified in Section 1.2 hereof.

                 (c) At the Closing and effective on the Closing Date, Seller shall execute and deliver (or cause to be executed and delivered) to BostonFed (i) the certificates evidencing the Shares duly endorsed for transfer and otherwise in form acceptable for transfer in accordance with this Agreement, (ii) the opinion and certificates described in Section 5.2 hereof and (iii) all other documents, instruments and writings required to be delivered to BostonFed on or prior to the Closing Date pursuant to this Agreement.

                 (d) At the Closing and effective on the Closing Date, BostonFed shall deliver the certificates and opinions described in Section 5.3 hereof.

                                  ARTICLE VIII
                                INDEMNIFICATION

                 Section 8.1. Indemnification by the Seller. Seller agrees to indemnify and hold BostonFed and affiliates and their respective officers, directors, partners, stockholders, employees, agents and representatives (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses (including, without limitation, diminution in value), taxes, fines, penalties, costs, interest and expenses (including, without limitation, reasonable fees and expenses of counsel and experts) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, "LOSSES") which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                 (a) common law fraud by Diversified, Ellsmere or Seller in connection with any of their representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby;

                  (b) any breach of any representation, warranty or covenant of Diversified, Ellsmere or any Seller under this Agreement or under any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach;

                 (c) the activities, conduct, business or operation of Diversified or Ellsmere prior to the Closing that are not in the ordinary course of business and are not related to any disclosed asserted claims against Diversified or Ellsmere, or arising out of facts, events or circumstances regarding Diversified or Ellsmere existing prior to the Closing (including, without limitation, whether or not disclosure of such facts, events or circumstances was made herein or on the Schedules hereto); or

                 (d) liabilities and obligations for any taxes incurred by Diversified or Ellsmere with respect to any period ending on or before the date of the Closing (or, for any period beginning before and ending after the date of the Closing, liabilities and obligation for Taxes to the extent allocable to the portion of such period beginning before and ending on the date of the Closing), and any adverse consequences or Losses arising out of or relating to any failure to pay any such taxes.

                 Section 8.2 Indemnification With Respect to Certain Lawsuits. Seller agrees to indemnify and hold harmless Diversified and BostonFed from any judgment resulting from claims asserted against Diversified by Salem Five Cents Savings Bank and Cambridge Savings Bank relating to transactions involving Multinational Systems Corporation and Advanced Risk Corporation. In this connection, Seller shall have the right and obligation to defend such claims in the name of and on behalf of Diversified, in a manner of his discretion, at his expense, with counsel of his selection, and to resolve such claims, by trial or settlement or otherwise, as he may determine. Diversified and BostonFed shall cooperate with Seller in the defense of such claims, and shall make available its employees, records and facilities, as Seller may reasonably request. Any action or threatened action (including lawsuits) taken by Salem Five Cents Savings Bank and Cambridge Savings Bank arising out of their respective relationships with Diversified relating to transactions involving Multinational Systems Corporation and Advanced Risk Corporation. Immediately prior to or concurrent with the Closing, Seller will place in escrow at a mutually agreeable institution, as escrow agent, pursuant to a Confidential Escrow Agreement (to be executed upon Closing) mutually satisfactory to Seller and BostonFed, a form of which is attached hereto as Exhibit B, the amount stated in the Confidential Escrow Agreement (the "ESCROW FUND") or other collateral acceptable to Buyer. The Escrow Fund shall only be utilized as released by the escrow agent upon certification by BostonFed as to the amount and purpose for such release and certification by BostonFed that such funds will be used for the sole purpose of covering Losses relating to actions (including lawsuits) initiated by Salem Five Cents Savings Bank or Cambridge Savings Bank or upon settlement of the above referenced actions. In addition, Seller agrees to use his best efforts to diligently resolve any and all legitimate third party claims related to these lawsuits and agrees to fully cooperate with Buyer in the defense of any actions or threatened actions taken by or related to Salem Five Cents Savings Bank and Cambridge Savings Bank arising out of their respective relationships with Diversified.

                 Section 8.3. Notice; Defense of Claims. An Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall reasonably summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of each indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. Each indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include either both the indemnifying party and/or one or more Indemnified Parties and an Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, an Indemnified Party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to, after three (3) business days notice to the indemnifying party of its intent to do so, undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

                 Section 8.4. Other Indemnification Matters. The Seller, Diversified, Ellsmere and BostonFed agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. Indemnification pursuant to this
Article VIII shall be the exclusive remedy for monetary damages available to the Indemnified Parties, other than for claims with respect to common law fraud.

                                   ARTICLE IX
                             CERTAIN OTHER MATTERS

                 Section 9.1.     Certain Definitions; Interpretation.

                 (a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

                 (b)      For purposes of this Agreement:

                          (i)     the term "PERSON" means an individual,
corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

                          (ii)     the term "MATERIAL ADVERSE EFFECT" means an
effect which is material and adverse to the business, financial condition or results of operations of Diversified, Ellsmere or BostonFed, as the context may dictate, and their Subsidiaries (as defined herein) taken as a whole.

                          (iii)   the term "KNOWLEDGE" shall mean, with respect
to a party hereto, actual knowledge of the party, in the case of the Seller, or of the members of the Board of Directors of that party, its counsel or any officer of that party with the title ranking not less than senior vice president.

                 Section 9.2.     Survival.   The representations, warranties,
agreements and covenants made herein shall survive any investigation made by BostonFed and the Closing until the second anniversary of the Closing, except for the representations and warranties made in Section 2.2, Sections 2.3(c),
(d) and (j) and Sections 2.4(c), (d) and (j), which shall survive indefinitely.

                 Section 9.3.     Waiver; Amendment.   Prior to the Closing,
any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

                 Section 9.4.     Counterparts.   This Agreement may be
executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                 Section 9.5.     Governing Law.   This Agreement shall be
governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

                 Section 9.6.     Expenses.   Each party hereto will bear all
expenses incurred by it in connection with this Agreement and the transactions contemplated hereby except as contemplated by Section 6.2(b).

                 Section 9.7.     Notices.   All notices, requests,
acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

                 If to Seller, to the address set forth below his name on the signature page of this Agreement.

                 If to Diversified, to:

                                  Diversified Ventures, Inc.
                                  360 Church Street
                                  Northboro, MA  01532
                                  Attention:  Chief Executive Officer
                                  Facsimile:  (508) 393-5971

                 With copies to:

                                  Michael P. Angelini, Esq.
                                  Bowditch & Dewey, LLP
                                  311 Main Street
                                  Worcester, MA  01608
                                  Facsimile:  (508) 798-3537

                 If to Ellsmere, to:

                                  Ellsmere Insurance Agency, Inc.
                                  360 Church Street
                                  Northboro, MA  01532
                                  Attention:  Chief Executive Officer
                                  Facsimile:  (508) 393-5971

                 With copies to:

                                  Michael P. Angelini, Esq.
                                  Bowditch & Dewey, LLP
                                  311 Main Street
                                  Worcester, MA  01608
                                  Facsimile:  (508) 798-3537

                 If to BostonFed, to:

                                  BostonFed Bancorp, Inc.
                                  17 New England Executive Park
                                  Burlington, Massachusetts 01803
                                  Facsimile:  (718) 221-7594
                                  Attention:  David F. Holland
                                              Chairman of the Board and Chief
                                              Executive Officer

                 With copies to:

                                  Douglas P. Faucette, Esq.
                                  Lawrence M.F. Spaccasi, Esq.
                                  Muldoon, Murphy & Faucette LLP
                                  5101 Wisconsin Avenue, N.W.
                                  Washington, D.C.  20016
                                  Facsimile: (202) 966-9409


                 Section 9.8.     Entire Agreement; etc.   This Agreement,
together with the Disclosure Letter, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                 Section 9.9.     Successors and Assigns; Assignment.   This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 4th day of August, 1999.

                             BOSTONFED BANCORP, INC.


                             By:      /s/ David F. Holland
                                      ------------------------------------------
                                      David F. Holland
                                      Chairman of the Board  and
                                         Chief Executive Officer



                             DIVERSIFIED VENTURES, INC.



                             By:      /s/ Gene J. DeFeudis
                                      ------------------------------------------
                                      Gene J. DeFeudis
                                      Chairman of the Board



                             ELLSMERE INSURANCE AGENCY, INC.



                             By:      /s/ Gene J. DeFeudis
                                      ------------------------------------------
                                      Gene J. DeFeudis
                                      Chairman of the Board


                             SELLER

                             /s/ Gene J. DeFeudis
                             -------------------------------
                             Gene J. DeFeudis
                             63 Cherry Street
                             Northboro, MA  01532





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